EXHIBIT 16.1

September 11, 2006

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm of American Bonanza Resources Corp., a Nevada corporation (the "Company") and we reported on the balance sheets of the Company for the year ending October 31, 2005 and the related statements of operations, stockholders' equity and cash flows for the year then ended.

On September 11, 2006, we resigned as the independent registered public accounting firm of the Company. We have read the Company's statements included under Item 4.01 of its Form 8-K, dated September 11, 2006 and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statements related to the engagement of Chang G. Park, CPA, Ph.D. as their independent registered public accounting firm.

Sincerely,


/s/ Armando C. Ibarra, C.P.A.
-----------------------------------
Armando C. Ibarra, C.P.A.